Exhibit 3.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MAQUIA CAPITAL ACQUISITION CORPORATION

Pursuant to Section 242 of the
Delaware General Corporation Law

MAQUIA CAPITAL ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Maquia Capital Acquisition Corporation. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 10, 2020. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 4, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This First Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation (the “First Amendment to the Amended and Restated Certificate of Incorporation”).

3.	This First Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.	The text of Section 9.1 (b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, or such earlier date as determined by the Board (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) for a full business day on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open for business for a full business day (the “Deadline Date”) and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Maquia Capital Acquisition Corporation has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 4th day of November, 2022.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
	Name:	Jeff Ransdell
	Title:	Chief Executive Officer